Exhibit 107

Calculation of Filing Fee Tables

Form S-11

(Form Type)

American Healthcare REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.01 par value	457(o)	—	—	$866,000,000	0.00014760	$127,822

Fees Previously Paid	Equity	Common Stock, $0.01 par value	457(o)	—	—	$100,000,000	0.0000927	$9,270

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amount					$966,000,000		$137,092

	Total Fees Previously Paid							$9,270

	Total Fee Offsets							$0

	Net Fee Due							$127,822
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares of our common stock subject to the underwriters’ overallotment option to purchase additional shares.